NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 16, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 05, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Bitauto Holdings Limited and Yiche Mergersub Limited, a wholly owned subsidiary of Yiche Holding Limited, became effective before market open on November 5, 2020. Each American depositary share (each representing one ordinary shares) was converted into USD 16.00 in cash, without interest and less any applicable withholding taxes, less US$0.05 cash distribution fee. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 05, 2020.